Exhibit 99(e)(4)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is made this 24 October 2008 between

Wavecom SA (“Wavecom”), a French société anonyme, having its registered office at 3 esplanade du Foncet, Issy-les-Moulineaux, 92442 Cedex – France;

And

Sierra Wireless, Inc., a company organized under the laws of Canada, having its registered office at 13811 Wireless Way, Richmond, BC Canada, V6V 3A4 (“Sierra “)

1. In connection with Sierra’s consideration of a possible strategic transaction with Wavecom (the “Transaction”), each party is prepared to furnish and make available to the other party (each disclosing party, a “Disclosing Party,” and each receiving party, a “Receiving Party”, including in each case their respective affiliates and Representatives (as defined below)) certain confidential and proprietary information (whether prepared by the Disclosing Party, its advisors or otherwise) concerning it, its business and the properties of its business. All such information furnished or made available by a Disclosing Party to a Receiving Party in any form (either orally, visually or in writing including, in particular, via e-mail or in the form of electronic files or graphic materials), whether before or after the date of this Agreement, is collectively referred to in this Agreement as “Confidential Information”.

2. As a condition to being furnished or granted access to the Confidential Information of the Disclosing Party, each Receiving Party agrees to keep such Confidential Information (and Notes, as defined below, to the extent derived from the Confidential Information) confidential, and that prior to being given access to Confidential Information, each of its affiliates and each of the directors, officers, employees, agents, advisors and representatives (“Representatives”) of such Receiving Party and its affiliates will be advised of the confidential nature of the Confidential Information and will commit to abide by the terms of this Agreement; provided that each Receiving Party shall be responsible for any breach of this Agreement by it, its Representatives, its affiliates, or its affiliates’ Representatives (except those who shall have adhered to this Agreement or have directly executed a confidentiality agreement with the Disclosing Party and agreed to be bound personally to the Disclosing Party by similar obligation as those imposed on the Receiving Party pursuant to this Agreement). As used in this Agreement, “Affiliate” of a person means any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, partnership, limited liability company or other entity or group.

3. In consideration of Confidential Information being made available to it, each Receiving Party further agrees:

(a)

not to use any such Confidential Information, or any notes, summaries, reports, or other material derived by it, its affiliates, or its affiliates’ Representatives in whole or in part in whatever form maintained (collectively, “Notes”), in each case except for the purpose of evaluating, negotiating, implementing and/or financing a possible Transaction;

(b)

to use the same degree of care, but no less than a reasonably high degree of care, as it uses with its own confidential information to prevent the disclosure of any such Confidential Information or Notes except to its affiliates or to its affiliates’ Representatives, in each case only to the extent necessary to permit such affiliates or Representatives to assist the Receiving Party in making the evaluations and conducting the negotiations referred to in clause (a) above; and

(c)

not to disclose to any person, other than those persons described in clause (b) above (and then only to the extent described in such clause), that (i) such Confidential Information has been made available to it, its affiliates, or its affiliates’ Representatives, (ii) either of it, its affiliates, or its affiliates’ Representatives may be considering a possible Transaction with or concerning the other party, or any of the possible terms, conditions, or other facts with respect to any such Transaction, including the status thereof, or (iii) the parties hereto have had, are having, or propose to have, any discussions or negotiations with respect to a possible Transaction; it being understood, for the avoidance of doubt, that any information in any form (whether oral or written) relating to the existence of a possible Transaction, discussions between Wavecom and Sierra and structuring, financial, strategic, legal matters or any other pertaining to the Transaction shall be considered as part of the Confidential Information and covered by the provisions of this Confidentiality Agreement.

4. A Disclosing Party may elect at any time by written notice to the Receiving Party to terminate further access by the Receiving Party to, and its review of, the Confidential Information of the Disclosing Party. Each Receiving Party agrees that in either such case it will promptly upon written request of the Disclosing Party return or destroy (with such destruction to be certified to the Disclosing Party upon its written request) all Confidential Information of the Disclosing Party and will destroy all related Notes without retaining any copy thereof (and will promptly instruct its affiliates and its affiliates’ Representatives to do so). No such termination or return or destruction of Evaluation Material or Notes will affect either parties’ obligations under this Agreement, all of which obligations shall continue in effect.

Notwithstanding the foregoing, neither the Receiving Party nor its affiliates or its affiliates’ Representatives shall be obligated to return or destroy any Evaluation Material or related Notes (i) which they must retain to comply with the requirements of any applicable law or regulation or for compliance purposes or in accordance with any bona fide applicable retention policy, subject to otherwise complying with the obligations of this Agreement; or (ii) which are copies stored automatically by centralized IT back-up systems and processes.

5. The confidentiality obligations in this Agreement shall be inoperative as to particular portions of the Confidential Information and Notes if such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, its affiliates, or its affiliates’ Representatives, in breach of this Agreement, (ii) was available to the Receiving Party, its affiliates, or its affiliates’ Representatives on a non-confidential basis prior to its disclosure by the Disclosing Party or its affiliates or Representatives, or (iii) is or becomes available to the Receiving Party, its affiliates, or its affiliates’ Representatives on a non-confidential basis from a source other than the Disclosing Party or its affiliates or Representatives, which such source is, to the best of the Receiving Party’s knowledge, not subject to a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party.

6. Sierra understands and agrees that, since Wavecom’s stock are listed on the Euronext Paris market of NYSE Euronext and on the NASDAQ under the form of American Depositary Shares and Sierra may have access to inside information (i.e., information on Wavecom that is (i) specific, (ii) non-public and (iii) likely to have a material effect on the market price of Wavecom’s securities if and when made public, i.e., that a reasonable investor would consider material in deciding whether to buy, hold or sell Wavecom’s securities), Sierra must comply (and will instruct its affiliates and its affiliates’ Representatives to comply) with applicable securities laws and regulations, which provide, in particular, that certain uses of inside information, communication of inside information or manipulation of the market price of any securities constitute a criminal offence.

Sierra undertakes, for a period of three months commencing on the date of this Agreement, not to (and will ensure that its affiliates and its affiliates’ Representatives, and any person acting on its or their behalf or in concert with it or them will not), directly or indirectly, without the prior written consent of Wavecom:

(i) acquire, agree to acquire, propose, seek or offer to acquire, any securities of Wavecom, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities, or any significant part of the business or assets of Wavecom or enter into any arrangement (whether legally binding or not), or do or omit to do any act, as a result of which Sierra or any other person may become obliged to acquire any such securities, business or assets; or

(ii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing,

provided that the foregoing provisions shall not apply, if any of the action set out in paragraphs (i) and (ii) above is preceding, is done as part of, or in connection with, or pursuant to, a tender offer over Wavecom’s securities made pursuant to applicable laws and regulations (including through a solicited or an unsolicited offre concurrente to Gemalto’s offer or to the offer of any third party).

7. Each party agrees that, without the prior written consent of the other party, neither it nor its affiliates, nor its affiliates’ Representatives will initiate any communications concerning the subject matter of this Agreement through any director, officer or employee of the other party or any of its affiliates or Representatives who has not been specifically designated by the other party as an authorized contact person with respect to the Transaction. In particular, unless otherwise instructed in writing (which may include an email communication) by a previously authorized contact person within the other party, they will direct all communications and all Confidential Information only to the persons listed in the attached appendix.

8. Each party agrees that, until the earlier of (i) the second anniversary of the date of execution hereof and (ii) the date of completion of a Transaction whether with Sierra or any third party, it will not, without the consent of the other party directly or indirectly, solicit the employment of any current officer or key employee (“Covered Employee”) of the other party or its affiliates with whom it comes into contact, or regarding whom it receives sensitive information, in connection with its evaluation of a possible Transaction; provided that the phrase “solicit the employment of” shall not be deemed to include general solicitations for employment not specifically directed toward employees of such other party.

9. If a Receiving Party or any of its affiliates or its affiliates’ Representatives is required by law, regulation, court order or the rules of any relevant securities exchange to disclose any Confidential Information of the Disclosing Party or to make any other disclosure prohibited by this Agreement, it agrees to provide the Disclosing Party with prompt notice of each such requirement, to the extent practicable and permitted by laws and regulations, so that such Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, absent the entry of a protective order or the receipt of a waiver under this Agreement, the Receiving Party, its affiliates or its Representatives are legally compelled to disclose Confidential Information or Notes or else suffer significant penalty or damage, it (or its affiliates or its affiliates’ Representatives) may disclose such information to the persons and to the extent required without liability under this Agreement; provided that such Receiving Party shall exercise its reasonable commercial efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information.

Notwithstanding the provisions of this Agreement, the confidentiality obligations in this Agreement and this Agreement shall not prevent disclosure of Confidential Information (to the extent necessary or required by laws and regulations), by Sierra or any of its affiliates, its and their Representatives, in documents relating to a public tender offer and/or merger control and/or regulatory filings. In such situation, the provisions of the first paragraph of section 9 above shall not be applicable to Sierra.

Notwithstanding the foregoing, Wavecom may at anytime, at its full discretion, communicate to the market that it is considering a possible Transaction, has engaged a financial advisor to assist and/or is discussing with one or more possible strategic partners in connection therewith, which communication, however, shall not include any reference to Sierra unless expressly agreed by Sierra.

10. With respect to all Confidential Information furnished or made available to a Receiving Party, its affiliates, or its affiliates’ Representatives, such Receiving Party understands and agrees that none of the Disclosing Party, its affiliates, or its affiliates’ Representatives, makes any representations or warranties, express or implied as to the accuracy or completeness thereof in this Agreement or otherwise and shall have any liability to the Receiving Party in respect thereof. Each party further agrees that, if the parties determine to engage in a Transaction, such determination will be based solely on such party’s own investigation, analysis, and assessment of the Transaction.

11. A Receiving Party acquires no intellectual property or other rights in the Confidential Information furnished or made available by the Disclosing Party under this Agreement.

12. Unless and until a definitive agreement between the parties or any of their affiliates with respect to a Transaction has been executed by both parties, neither party nor any of its affiliates and their respective Representatives will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such a Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. Sierra acknowledges and agrees that Wavecom may separately enter into discussions with, and furnish or make available confidential and proprietary information concerning it, its business and the properties of its business to, one or more third parties in connection with a possible tender offer or other transaction on the securities of Wavecom.

13. This Agreement imposes no obligation on either party to purchase, sell, license, transfer or otherwise dispose of any technology, services or products. The parties do not intend that any agency, joint venture or partnership relationship be created between them by this Agreement. Neither this Agreement nor the disclosure or receipt of Confidential Information shall be construed as creating any obligation for a party to furnish or make available Confidential Information to the other party or to enter into any agreement or relationship with the other party.

14. This Agreement constitutes the entire agreement between the parties with respect to the exchange of Confidential Information and supersedes all prior agreements and understandings, both written and oral, between the parties. The terms of this Agreement may be modified or waived only by a separate writing signed by each party that expressly modifies or waives any such term.

15. It is understood and agreed that no failure or delay by either party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege under this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.

16. Neither party may assign or delegate all or any part of its rights or obligations under this Agreement without the prior written consent of the other party. Any attempted assignment or delegation without such consent, except as expressly set forth herein, will be void.

17. Each party acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement by it, its affiliates, or its affiliates’ Representatives. Accordingly, each party agrees that in the event of any such breach, the non-breaching party, in addition to any other remedies that it may have, shall be entitled to injunctive relief or specific performance or both.

18. All notices pertaining to this Agreement shall be made in writing sent to:

Wavecom	Sierra Wireless
3 esplanade du Foncet, Issy-les-Moulineaux, 92442 Cedex – France	13811 Wireless Way, Richmond, BC, Canada, V6V 3A4

Attention : Ronald D. Black	Attention : David Mc Lennan

19. This Agreement shall (i) be governed by and construed in accordance with the laws of France, and (ii) except as otherwise provided herein, expire on the second anniversary of the date hereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the commercial court of Paris, France for any action, suit, or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in such court).

Wavecom

By:	/s/ Ronald D. Black
Name: Ronald D. Black directeur général

Sierra Wireless, Inc.

By:	/s/ David McLennan
Name: David Mc Lennan Title: Chief Financial Officer

Appendix

List of approved contacts for each party

Wavecom

Ron Black

Chantal Bourgeat

Pierre Cosnier

Merrill Lynch:

Jean Tardy-Joubert

Emmanuel Hasbanian

Guido Mengelkamp

Sierra Wireless

Jason Cohenour

David McLennan

Trent Punnett

Jason Krause